Exhibit 4.73

Eighth Supplemental Indenture

Dated as of September 17, 2021

TD AMERITRADE HOLDING CORPORATION,

as Issuer

and

US BANK NATIONAL ASSOCIATION,

as Trustee

3.750% Senior Notes due 2024

3.625% Senior Notes due 2025

3.300% Senior Notes due 2027

2.750% Senior Notes due 2029

THIS EIGHTH SUPPLEMENTAL INDENTURE (the “Eighth Supplemental Indenture”), dated as of September 17, 2021, is among TD AMERITRADE HOLDING CORPORATION, a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly incorporated and existing under the laws of the United States of America (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of October 22, 2014 (the “Base Indenture” and as has been amended and supplemented from time to time , the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s Securities;

WHEREAS, the Company and the Trustee have entered into the First Supplemental Indenture dated October 22, 2014 (the “First Supplemental Indenture”) which established and provided for the issuance of the 3.625% Senior Notes due 2025 (the “2025 Notes”);

WHEREAS, the Company and the Trustee have entered into the Third Supplemental Indenture dated April 27, 2017 (the “Third Supplemental Indenture”) which established and provided for the issuance of the 3.300% Senior Notes due 2027 (the “2027 Notes”);

WHEREAS, the Company and the Trustee have entered into the Fourth Supplemental Indenture dated November 1, 2018 (the “Fourth Supplemental Indenture”) which established and provided for the issuance of the Senior Floating Rate Notes due 2021 and the 3.750% Senior Notes due 2024 (the “2024 Notes”);

WHEREAS, the Company and the Trustee have entered into the Fifth Supplemental Indenture dated August 16, 2019 (the “Fifth Supplemental Indenture” and, collectively with the First Supplemental Indenture, the Third Supplemental Indenture, and the Fourth Supplemental Indenture, the “Supplemental Indentures”) which established and provided for the issuance of the 2.750% Senior Notes due 2029 (the “2029 Notes” and, collectively with the 2025 Notes, 2027 Notes and the 2024 Notes, the “Notes”);

WHEREAS, Section 9.02 of the Base Indenture provides that the Company and the Trustee may amend the Base Indenture and the Securities of any series, with the consent of the Holders of not less than a majority in principal amount of the Securities of each series affected by such modification (“Requisite Consent”), to add, change or eliminate any provision of, or to modify the rights of such Holders under, the Base Indenture;

WHEREAS, Section 5.04 of each of the Supplemental Indentures provides that such Supplemental Indenture may be amended in accordance with Section 9.02 of the Base Indenture;

WHEREAS, upon the terms and subject to the conditions set forth in its prospectus, dated as of September 13, 2021, (the “Prospectus”) and its letter of transmittal and consent (the “Letter of Transmittal”), The Charles Schwab Corporation, on behalf of the Company, has been soliciting consents (the “Consent Solicitation”) of the Holders of the outstanding Notes to certain proposed amendments to the Base Indenture as such relate to the Notes and to the Supplemental Indentures, requiring the Requisite Consent of Holders and to the execution of this Eighth Supplemental Indenture, as described in more detail in the Prospectus and Letter of Transmittal, and the Company has now obtained such Requisite Consent of Holders, and, as such, this Eighth Supplemental Indenture, the amendments set forth herein and the Trustee’s entry into this Supplemental Indenture are permitted pursuant to Section 9.02 of the Base Indenture;

WHEREAS, pursuant to Sections 7.02(b), 9.02, 9.05 of the Base Indenture, the Company has delivered to the Trustee a request for the Trustee to join with the Company in the execution of this Supplemental Indenture, along with (1) evidence of the Requisite Consent the Company has received from the Holders of the outstanding Notes, as certified by Global Bondholder Services Corporation, (2) an Opinion of Counsel and (3) an Officers’ Certificate;

WHEREAS, besides the Notes, the only other remaining senior notes issued under the Base Indenture are the Company’s 2.950% Senior Notes due 2022 and the Senior Floating Rate Notes due 2021 (collectively “Other Remaining Notes”), which mature on April 1, 2022, and November 1, 2021, respectively;

WHEREAS, the Company has requested that the Trustee execute and deliver this Eighth Supplemental Indenture; and

WHEREAS, all acts and things necessary to make this Eighth Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed, have been done and performed; and the execution and delivery of this Eighth Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I

CERTAIN AMENDMENTS

1.01 Base Indenture. Pursuant to Section 9.02 of the Base Indenture, the Company and the Trustee (in the case of the Trustee, acting in reliance upon the evidence of the Requisite Consent the Company has received from the Holders of the outstanding Securities, as certified by Global Bondholder Services Corporation) hereby agree to amend or supplement certain provisions of the Base Indenture as follows:

(a) At such time the Other Remaining Notes are no longer outstanding and the Notes are the only outstanding series of Securities under the Base Indenture (“Termination of the Other Remaining Notes”), the following amendments shall enter into effect:

(i)	Section 4.07 of the Base Indenture is to be amended and restated in its entirety as follows:

“Section 4.07. Reports by Company.

The Company shall comply with the provisions of Section 314(a) of the Trust Indenture Act to the extent applicable.”

(ii)

Section 4.09 is to be amended and restated in its entirety to delete Section 4.09 and all references and definitions to the extent solely relating thereto in their entirety and replacing such Section 4.09 with “[Reserved]”.

(iii)	Section 5.01 is to be amended and restated in its entirety as follows:

“Section 5.01. Consolidation, Merger by the Company. The Company shall not consolidate with or merge into any other Person and the Company shall not permit any Person to consolidate with or merge into the Company, unless:

(a)	either:

(i)	the Company is the surviving corporation; or

(ii)

the Person formed by or surviving any such consolidation or merger (if other than the Company) is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and

(b)

the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, shall have delivered to the Trustee an Opinion of Counsel stating that such transaction and any supplemental indenture entered into in connection therewith comply with all of the terms of this covenant and that all conditions precedent provided for in this covenant relating to such transaction or series of transactions have been complied with.

This Section 5.01 will not apply to:

(a)	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(b)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries.”

(iv)	Section 5.02 is to be amended and restated in its entirety as follows:

Section 5.02. Successor Corporation Substituted. Upon any consolidation or merger, in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged shall succeed to, and be substituted for (so that from and after the date of such consolidation or merger, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

Such successor Person may cause to be signed, and may issue either in its own name or in the name of the Company prior to such succession, any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor Person instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication pursuant to such provisions and any Securities which such successor Person thereafter shall cause to be signed and delivered to the Trustee on its behalf for that purpose pursuant to such provisions. All of the Securities so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof.

In case of any such consolidation, merger, such changes in phraseology and form may be made in the Securities thereafter to be issued as may be appropriate.

1.02 Supplemental Indentures.

(a) Limitation on Liens.

(i)

The First Supplemental Indenture, the Third Supplemental Indenture and the Fifth Supplemental Indenture, are hereby amended by deleting Section 4.01 in each such supplemental indenture and all references and definitions to the extent solely relating thereto in their entirety and replacing such Section 4.01 in each such supplemental indenture with “[Intentionally Omitted]”

(ii)	Section 4.01 of the Fourth Supplemental Indenture is hereby amended and restated in its entirety as follows:

“4.01 Limitation on Liens.

(a) As long as any of the Floating Rate Notes are outstanding, the Company will not, and will not permit any of its Subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, except for Permitted Liens, on the Voting Stock of TD Ameritrade Online Holdings Corp., TD Ameritrade Clearing, Inc. and TD Ameritrade, Inc. unless the Company shall cause the Floating Rate Notes to be secured equally and ratably with (or, at the Company’s option, prior to) any indebtedness secured thereby.

(b) When a Lien securing indebtedness for borrowed money that gave rise to the requirement under Section 4.01(a) that the Floating Rate Notes be secured equally and ratably thereby is released or terminated, as the case may be, by the holder or holders thereof, then the corresponding Lien that secures the Floating Rate Notes shall be deemed automatically released or terminated, as the case may be, without further act or deed on the part of any Person. At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release or termination.”

ARTICLE II

MISCELLANEOUS

2.01    The Indenture, as amended and supplemented by this Eighth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. This Eighth Supplemental Indenture shall become effective upon execution and delivery of this instrument by each of the parties hereto; provided that the amendments set forth in Article I hereof shall become operative: (i) with respect to Section 1.01, upon the Termination of the Other Remaining Notes and (ii) with respect to Section 1.02, upon the consummation of the Consent Solicitations in accordance with the terms and conditions set forth in the Prospectus (the “Settlement”). If the Settlement does not occur, the amendments set forth in Article I hereof shall not become operative and shall be null and void for all purposes under the Indenture and the Notes. The Company shall promptly notify the Trustee if the Company shall determine that such Closing Date or Termination of the Other Remaining Notes will not occur.

2.02    This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The execution of this Eighth Supplemental Indenture may be by manual, facsimile or electronic signature (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law).

2.03    THIS EIGHTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND DEEMED TO BE A CONTRACT MADE UNDER, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

2.04    In case any provision in this Eighth Supplemental Indenture or any series of the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.05    The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Eighth Supplemental Indenture.

Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Base Indenture.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed as of the day and year first written above.

TD AMERITRADE HOLDING CORPORATION, as Issuer

By:	/s/ James Kostulias
	Name:	James Kostulias
	Title:	President and Chief Executive Officer

US BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael McGuire
	Name:	Michael McGuire
	Title:	Vice President